Exhibit 8.3

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606-0089
T 312.368.4000
F 312.236.7516
W www.dlapiper.com

August 24, 2018

Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249

Re:	Phillips Edison Grocery Center REIT II, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into REIT Merger Sub, LLC, (“REIT Merger Sub”), a Maryland limited liability company and wholly owned subsidiary of Phillips Edison & Company, Inc., a Maryland corporation (“PECO”), with REIT Merger Sub surviving the Merger.  The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of July 17, 2018 (the “Merger Agreement”) by and among the Company, PECO, REIT Merger Sub, Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership and subsidiary of PECO (“PECO OP”), OP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of PECO OP (“OP Merger Sub GP”), OP Merger Sub 2, LLC, a Delaware limited liability company and a subsidiary of PECO OP and OP Merger Sub GP (“OP Merger Sub”), and Phillips Edison Grocery Center Operating Partnership II, L.P., a Delaware limited partnership and a subsidiary of the Company (the “Operating Partnership”).  This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) of, the registration statement on Form S-4 (Registration No. 333-226625) initially filed by PECO with the Commission on August 6, 2018, as amended through the date hereof (the “Form S-4”), which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement”). Any undefined capitalized terms herein have the same meaning as such terms in the Merger Agreement.

You have requested our opinion concerning the Company’s election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of the Company, the Operating Partnership and any subsidiaries as set forth in the Form S-4 and the Joint Proxy Statement.  We have also been furnished with, and with your consent have relied upon, (i) certain representations made by the Company and the Operating Partnership with respect to certain factual matters through a certificate signed by an officer of the Company and an officer of the Operating Partnership, dated as of the date hereof (the “Officers’ Certificate”).

August 24, 2018

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officers’ Certificate.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations set forth herein, it is our opinion that commencing with the Company’s taxable year that ended on December 31, 2014 through and including its taxable year that ends on the Company Merger Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.  No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.  Also, any variation or difference in the facts from those set forth in the Form S-4, the Joint Proxy Statement or the Officers’ Certificate may affect the conclusions stated herein.  As described in the Joint Proxy Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by DLA Piper LLP (US).  Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.  In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

August 24, 2018

This opinion is rendered only to you and is solely for your benefit in connection with PECO’s filing of the Form S-4 and the Joint Proxy Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent , which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We consent to the filing of this opinion as an exhibit to the Form S-4 and the Joint Proxy Statement and to the reference to our firm name therein under the captions “The Mergers—U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)